As filed with the Securities and Exchange Commission on January 25, 2010
Registration No. 333-110547

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TVIA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3175152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4800 Great America Parkway, Ste. 405 Santa Clara, CA	95054
(Address of Principal Executive Offices)	(Zip Code)
Amended and Restated Tvia, Inc. 2000 Employee Stock Purchase Plan
(Full title of the plans)
Zhaofang Wen
4800 Great America Parkway, Ste. 405
Santa Clara, CA
(Name and Address of Agent for Service)
(408) 327-8000
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
Tvia, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the registration statement on Form S-8, Registration No. 333-110547 (the “Registration Statement”) to deregister all of the Company’s securities remaining unissued under the Registration Statement to be effective immediately upon the filing of this Amendment.
On October 15, 2008, the Company filed a voluntary petition for reorganization relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, San Jose Division (the “Court”). As previously disclosed, on December 14, 2009, the Court entered an order confirming the second amended chapter 11 plan of reorganization (the “Plan”) proposed by the official committee of equity security holders of the Company. As contemplated by the Plan, the Company’s common stock was to be cancelled as of the effective date of the Plan, which was December 28, 2009. Therefore, this Amendment is being filed to deregister, as of the date hereof, all of the Company’s securities registered but not sold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zhuhai, Guangdong Province, People’s Republic of China, on January 25, 2010.

Tvia, Inc.
By:	/s/ Zhaofang Wen
Zhaofang Wen
Responsible Individual